Exhibit (a)(1)(C)

AUGME TECHNOLOGIES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR REPLACEMENT OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 9:00 P.M., PACIFIC TIME, ON AUGUST 29, 2013 UNLESS THE OFFER IS EXTENDED.

    Reference is made to that certain Offer to Exchange Certain Outstanding Options for Replacement Options, dated August 2, 2013 (as may be amended from time to time, the “Offer to Exchange”) of Augme Technologies, Inc. (the “Company,” “Augme,” “our,” “us,” or “we”). On July 25, 2013 the Company’s shareholders approved a name change of the Company to Hipcricket, Inc. Upon effectiveness of the name change all references in the Offer Documents to the “Company,” “Augme,” “our,” “us,” or “we” will refer to Hipcricket, Inc., the subject company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Offer to Exchange.

    Pursuant to the Offer to Exchange, Augme is offering Eligible Participants the opportunity to exchange Eligible Options for Replacement Options (the “Option Exchange”). You may elect to participate in the Option Exchange by completing, signing, and returning this Election Form as set forth below. Before completing and signing this Election Form, please make sure you have received, read and understand the Offer to Exchange and related Offer Documents.

    By completing, signing, and returning this Election Form indicating you intend to participate in the Option Exchange, you agree your participation in the Option Exchange will be subject to the terms and conditions set forth in the Offer to Exchange and related Offer Documents, each as may be amended from time to time. By completing, signing, and returning this Election Form, you further acknowledge and agree to all of the Terms of Election attached hereto as Exhibit A, including, without limitation, that the execution and delivery of this Election Form will constitute acceptance of your Replacement Options, if and when issued, and your agreement such Replacement Options will be subject to the terms and conditions set forth in the Replacement Option Award Agreement and in the 2010 Plan, without any further action required by you.

BY COMPLETING, SIGNING, AND RETURNING THIS ELECTION FORM, YOU AGREE TO ALL TERMS AND CONDITIONS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

    If you wish to participate in the Option Exchange, you must complete, sign and return this Election Form such that it is received by Thomas J. Virgin, Chief Financial Officer of the Company, before 9:00 p.m. Pacific Time on August 29, 2013 (or such later time and date as may apply if the Offer is extended).  Election Forms received after this deadline will not be accepted. Election Forms may be submitted to Mr. Virgin by facsimile to (425) 827-1561, email to optionexchange@hipcricket.com, or hand delivery; provided, however, you must allow for delivery time based on the method of submission you choose to ensure Mr. Virgin receives your Election Form by the deadline. Election Forms submitted by any other means, including interoffice mail and United States Mail (or other postal service) are not permitted and will not be accepted by us.

    You may change your mind after you have submitted an Election Form and withdraw some or all of your Eligible Options from the Option Exchange at any time by the deadline on the Offer Expiration Date. You may elect to exchange additional Eligible Options, fewer Eligible Options, all of your Eligible Options or none of your Eligible Options, in each case on a grant-by-grant basis. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive by the deadline on the Offer Expiration Date.

    To withdraw a previously made election any time prior to the deadline on the Offer Expiration Date, complete, sign, and return the Withdrawal Form delivered to you with the Offer Documents such that it is received by Mr. Virgin before 9:00 p.m. Pacific Time on the Offer Expiration Date. Withdrawal Forms may be submitted to Mr. Virgin by facsimile to (425) 827-1561, email to optionexchange@hipcricket.com, or hand delivery; provided, however, you must allow for delivery time based on the method of submission you choose to ensure Mr. Virgin receives your Withdrawal Form by the deadline. Withdrawal Forms submitted by any other means, including interoffice mail and United States Mail (or other postal service) are not permitted and will not be accepted by us.

    If you choose to participate in the Option Exchange, please select the appropriate box below. Information on your Eligible Options has been provided to you with the Offer Documents. Additional copies of such information may be requested by emailing optionexchange@hipcricket.com or calling Mr. Virgin, at (425) 452-1111 (9:00 a.m. to 5:00 p.m. Pacific Time, Monday through Friday).

    Once your Election Form is received by Mr. Virgin, we intend to confirm the receipt of your election by email, or, if you do not have a corporate email address, to send a confirmation via U.S. Mail, within 48 hours of receipt. If you do not receive a confirmation, it is your responsibility to confirm Augme has received your Election Form.

[SIGNATURE PAGE FOLLOWS]

[  ]      Yes, I wish to participate in the Option Exchange as to ALL of my Eligible Options.

All of my Eligible Options will be cancelled irrevocably on the Offer Expiration Date, currently expected to be August 29, 2013.

OR

[  ]      Yes, I wish to participate in the Option Exchange as to SOME of my Eligible Options, on a grant-by-grant basis, as listed below: (please list each Eligible Option grant you wish to exchange in the Offer)

ID Number	Grant Date	Exercise Price	Expiration Date	Shares Subject to Option

My Eligible Option grants that are specifically listed above will be cancelled irrevocably on the Offer Expiration Date, currently expected to be August 29, 2013.

OR

[  ]       No, I DO NOT wish to participate in the Option Exchange.

SUBMIT NO LATER THAN 9:00 P.M., PACIFIC TIME, ON AUGUST 29, 2013 (UNLESS THE OFFER IS EXTENDED).

    By completing, signing, and returning this Election Form you agree your participation in the Option Exchange will be subject to the terms and conditions set forth in the Offer to Exchange and related Offer Documents, each as may be amended from time to time. By completing, signing, and returning this Election Form, you further acknowledge and agree to all of the Terms of Election attached hereto as Exhibit A, including, without limitation, that the execution and delivery of the Election Form will constitute acceptance of your Replacement Options, if and when issued, and your agreement that such Replacement Options will be subject to the terms and conditions set forth in the applicable form of Replacement Option Award Agreement, without any further action required by you.

    I acknowledge and agree to terms and conditions set forth in the Offer to Exchange and in the Terms of Election attached hereto as Exhibit A, including, without limitation, that the execution and delivery of this Election Form will constitute acceptance of my Replacement Options, if and when issued, and my agreement that such Replacement Options will be subject to the terms and conditions set forth in the Replacement Option Award Agreement and in the 2010 Plan, without any further action required by me.

Eligible Participant Signature	Date and Time (indicate time zone)

Eligible Participant Name (Please print)

Eligible Participant Email Address

EXHIBIT A

TERMS OF ELECTION